SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2001

TRANSMERIDIAN EXPLORATION, INC.

(Exact Name of Registrant as Specified in Charter)
          DELAWARE                   333-60960                      76-0644935
(State or Other Jurisdiction      (Commission                   (IRS Employer
     of Incorporation)            File Number)               Identification No.)

   11811 North Freeway, Suite 500                                     77060
           Houston, Texas                                        (Zip Code)
(Address of Principal Executive Offices)
Registrant's telephone number, including area code: (281) 591-4777

Item 2. Acquisition and Disposal of Assets

December 28th, 2001 the company signed a contract to purchase a LAND DRILLING RIG named Rig 232 - type National 1320UE, from Seaboard Equipment Company, Inc., for a total consideration of $5,300,000 to be paid in cash and the Company's common stock. The Company will use this rig to start its drilling program in the spring of 2002.

company has executed a Share Purchase Agreement with Kazstroiproekt Ltd (KSP), a wholly owned subsidiary of Astana Holdings Ltd., which provides for the sale and transfer of 50% interest of Caspi Neft TME, the company which holds the license to the South Alibek Field. In exchange for this interest, KSP must make available initially a three year $20 million dollar financing for the development of the field. Within twenty-four months of this initial loan, KSP must determine if it wants to continue with the project. If KSP determines that it will continue it will be responsible for the payment of $15 million of the initial loan and make available up to $30 million in additional development financing at commercial rates. If KSP determines that it will not continue in the project it will return its 50% interest in Caspi Neft TME and Caspi Neft will be solely responsible for the existing loan. The partnership is governed by an international joint operating agreement with TMEI as operator for at least the first 3 years. Astana Holdings has existing crude oil production and export terminal operations in Kazakhstan and offers essential in-country support for a fast track development program for the field. An interim bridge loan for $1.5 million was issued in December 2001, and the Company paid off the $1 million Al Alpha note on December 1, and a final credit agreement for the principal loan of $20 million is pending finalization of documents. The company believes that this financing should be sufficient to bring the field into production of rates up to 40-50 thousand barrels per day. Additional financing may be required if a larger scale of production is indicated by drilling results.

Item 5. Other Events.

120 day restriction

Effective November 29, 2001 the Company waived the 120 day holding period so that the Shareholders that have shares registered under the SB2 effective November 7, 2001 will be free to trade their 15,868,600 shares by delivery of their prospectus.

License Extension

Transmeridian Exploration, Incorporated ("TMEI" or the "Company") announces that the license area for the Company's South Alibek Field ("Field") was increased 400% on November 7, 2001 to incorporate all of the currently identified potentially oil bearing reservoirs associated with the Field. With this increase, the Company now estimates that the entire structural closure of the Field is completely within the expanded 14,111 acre (57.106 sq. km) License, and provides TMEI the opportunity to fully develop the complete Field structure area, as well as providing additional acreage for the exploration of upside prospective targets within the license. This significantly larger area could potentially provide additional proved reserves and higher daily production rates to us in the future than we have currently forecasted.

The original area of the South Alibek License was 3,396 acres (13.745 sq. km.) when acquired by TMEI. During 2001, the Company's technical team of specialists studied the feasibility of extending the license area due to the structural continuation of the South Alibek Field's oil oil-bearing reservoirs beyond the original license boundary. The specialists, as well as Ryder Scott Company, a US independent engineering company, estimated that approximately half of the Field was potentially outside of the original license area. An Application was made to the government authorities and an extension was granted and authorized by government resolution on November 7, 2001. The new license area is 14,111 acres (57.106 sq. km.) and is governed by the existing Exploration Contract and Exploration License, giving TMEI rights to explore and continue its exploitation of the hydrocarbons found within the license.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION, INC.

Date:  January 11, 2002                  By: /s/ Jim W. Tucker
                                        ----------------------------------------
                                        Jim W. Tucker, V.P. Finance
End of Filing